UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2024

ThredUp Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40249	26-4009181
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

969 Broadway, Suite 200 Oakland, California	94607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 402-5202
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TDUP	The Nasdaq Stock Market LLC
Long-Term Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Nasdaq Deficiency Letter

On September 24, 2024, ThredUp Inc. (the “Company”) received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s Class A common stock (the “Common Stock”) has been below the minimum $1.00 per share required for continued listing on The Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Nasdaq Minimum Bid Price Requirement”). The Nasdaq deficiency letter has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on The Nasdaq Global Select Market under the symbol “TDUP” at this time.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been given 180 calendar days, or until March 24, 2025, to regain compliance with the Nasdaq Minimum Bid Price Requirement. If at any time before March 24, 2025, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide written confirmation that the Company has achieved compliance.

If the Company does not regain compliance with the Nasdaq Minimum Bid Price Requirement by March 24, 2025, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to transfer to The Nasdaq Capital Market and meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except for the Nasdaq Minimum Bid Price Requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period. Following a transfer to The Nasdaq Capital Market, the Company will be afforded the second 180 calendar day period to regain compliance, unless it does not appear to Nasdaq that it is possible for the Company to cure the deficiency. If the Company does not regain compliance with the Nasdaq Minimum Bid Price Requirement by the end of the compliance period (or the second compliance period, if applicable), the Common Stock will become subject to delisting. In the event that the Company receives notice that its Common Stock is being delisted, the Nasdaq listing rules permit the Company to appeal a delisting determination by the Nasdaq Staff to a hearings panel.

The Company intends to monitor the closing bid price of its Common Stock and may, if appropriate, consider available options to regain compliance with the Nasdaq Minimum Bid Price Requirement, including initiating a reverse stock split. However, there can be no assurance that the Company will be able to regain compliance with the Nasdaq Minimum Bid Price Requirement or will otherwise be in compliance with other Nasdaq Listing Rules.

LTSE Deficiency Letter

On September 26, 2024, the Company received a deficiency letter from the Listing Qualifications Department (the “LTSE Staff”) of The Long Term Stock Exchange (“LTSE”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Common Stock has been below the minimum $1.00 per share required for continued listing on The Long Term Stock Exchange pursuant to LTSE Listing Rule 14.501(d)(3)(A) (the “LTSE Minimum Bid Price Requirement”). The LTSE deficiency letter has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on the LTSE under the symbol “TDUP” at this time.

In accordance with LTSE Listing Rule 14.501(d)(3)(A) the Company has been given 180 calendar days, or until March 26, 2025, to regain compliance with the LTSE Minimum Bid Price Requirement. If at any time before March 26, 2025, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the LTSE Staff will provide written confirmation that the Company has achieved compliance.

If the Company does not regain compliance with the LTSE Minimum Bid Price Requirement by the end of the compliance period, the Common Stock will become subject to delisting. In the event that the Company receives notice that its Common Stock is being delisted, the LTSE listing rules permit the Company to appeal a delisting determination by the LTSE Staff to a hearings panel.

The Company intends to monitor the closing bid price of its Common Stock and may, if appropriate, consider available options to regain compliance with the LTSE Minimum Bid Price Requirement, including initiating a reverse stock split. However, there can be no assurance that the Company will be able to regain compliance with the LTSE Minimum Bid Price Requirement or will otherwise be in compliance with other LTSE Listing Rules.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2024	THREDUP INC.

	By:	/s/ Sean Sobers
Sean Sobers
Chief Financial Officer
(Principal Financial and Accounting Officer)